Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use (a) of our report dated October 3, 2011, with respect to the historical summaries of gross income and direct operating expenses of 303-333 Hegenberger for the years ended December 31, 2010, 2009 and 2008, and (b) of our report dated October 3, 2011, with respect to the historical summary of gross income and direct operating expenses of 9320 Telstar Avenue for the year ended December 31, 2010, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

October 4, 2011